Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share		--		$147.60 per $1,000,000
Preferred Stock, $0.01 par value per share
Warrants
Rights
Units (4)
Total	$ 25,000,000		$ 25,000,000(5)			$3,690.00

(1)

There are being registered under this registration statement such indeterminate number of shares of common stock; such indeterminate number of shares of preferred stock; such indeterminate number of rights to purchase common stock; such indeterminate number of warrants to purchase common stock and/or units; and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $25,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock as may be issuable upon exercise of warrants. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act.

(3)	Not required to be included in accordance with General Instruction II.D. of Form S-3.

(4)	Each unit will represent an interest in common stock and warrants, which may or may not be separable from one another.
(5)

No separate consideration will be received for shares of common stock that are issued upon exercise of common stock warrants registered in the offering hereunder. The aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $25,000,000.